Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2021 First Quarter Financial Results

-- 16.4% Sequential Revenue Growth Driven by Stronger Home Care Revenue --

New Prague, Minnesota – November 10, 2020 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended September 30, 2020 (“Q1 FY 2021").

Q1 FY 2021 Highlights

●	Net revenue was $8.0 million, down 3.6% compared to the three months ended September 30, 2019 (“Q1 FY 2020"), primarily reflecting lower institutional revenue due to the continued impact of COVID-19 on hospital purchasing activity.

●	Net revenue grew 16.4% compared to the three months ended June 30, 2020 (“Q4 FY 2020"), driven by a 17.9% increase in home care.

●	Gross profit percentage increased to 76.8% of net revenue, compared to 76.4% for Q1 FY 2020, primarily due to a greater portion of revenue coming from home care.

●	Net income equaled $535,000, or $0.06 per diluted share, compared to $1.0 million, or $0.12 per diluted share, in Q1 FY 2020. The decrease was primarily due to a $382,000 increase in R&D spending on next generation platform development, lower institutional revenue and higher average sales and marketing headcount compared to Q1 FY 2020.

●	Cash as of September 30, 2020 was $11.1 million, benefiting from $822,000 in operating cash flow in Q1 FY 2021.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We were pleased with our strong execution in the first quarter resulting in a 17.9% increase in home care revenue compared to the three months ended June 30, 2020, evidence of an improving environment for our therapy despite continued disruption related to the COVID-19 pandemic. Our strengthening home care business reflects increasing patient face-to-face interaction with physicians and the success of our sales team adapting quickly to a hybrid virtual and face-to-face selling approach. While the institutional side of our business remained soft due to COVID-19, we registered an uptick in hospital orders of disposable wraps compared to the three months ended, June 30, 2020.

“We continue to fund strategic investments for our long-term growth, including research and development on our next generation HFCWO therapy, hiring key sales and marketing personnel and expanding our direct-to-patient marketing to increase awareness of bronchiectasis and SmartVest® as an effective treatment. We are confident in our long-term revenue growth potential and remain committed to these strategic investments, while continuing to generate positive operating cash flow and managing the business successfully through the COVID-19 pandemic.”

Ms. Skarvan continued, “Home care referral and revenue growth improved throughout the quarter and has continued into October, though uncertainty surrounding COVID-19 persists. During this pandemic, our priority continues to be the health, safety and well-being of our teammates, clinicians and patients, while executing on our strategy to gain greater share of the large, underpenetrated bronchiectasis market. We are well positioned to succeed given our strong balance sheet, excellent cash flow profile and differentiated SmartVest® Airway Clearance System.”

Q1 FY 2021 Review

Net revenue in Q1 FY 2021 decreased 3.6% to $8.0 million, from $8.3 million in Q1 FY 2020. Home care revenue was approximately $7.5 million in both Q1 FY 2021 and Q1 FY 2020. Net revenue grew 16.4% compared to the three months ended June 30, 2020 (“Q4 FY 2020"), driven by a 17.9% increase in home care. Field sales employees totaled 42, of which 35 were direct sales, at the end of Q1 FY 2021, compared to 38 at the end of Q1 FY 2020, of which 32 were direct sales. Institutional revenue decreased 55.5% to $278,000 from $625,000 in Q1 FY 2020, primarily due to a decrease in the volume of devices and disposable wraps sold due to COVID-19’s continued impact on hospital purchasing activity. Distributor revenue increased 48.3% to $178,000 from $120,000 in Q1 FY 2020. International revenue increased 27.3% to $84,000 from $66,000 in Q1 FY 2020.

Gross profit dollars in Q1 FY 2021 decreased 3.1% to $6.1 million, or 76.8% of net revenue, from $6.3 million, or 76.4% of net revenue, in Q1 FY 2020. The decrease in gross profit dollars was primarily due to the decrease in institutional revenue driven by the COVID-19 pandemic. The increase in gross profit percentage was driven by a greater portion of revenue coming from home care.

Selling, general and administrative (“SG&A”) expenses in Q1 FY 2021 increased by $109,000 to $5.0 million from $4.9 million in Q1 FY 2020. The increase in SG&A spending was primarily due to increased payroll expenses associated with higher average sales and marketing headcount and increased direct-to-consumer marketing, partially offset by lower travel, meals and entertainment expenses. As a percentage of revenue, SG&A expenses were 62.5% compared to 59.0% in Q1 FY 2020. Research and development expenses increased to $481,000 from $99,000 in Q1 FY 2020, in connection with the development of a next generation platform. As a percentage of revenue, R&D expenses were 6.0% compared to 1.2% in Q1 FY 2020.

Net income before income taxes totaled $672,000 compared to $1.4 million in Q1 FY 2020. The net income before income taxes decrease compared to Q1 FY2020 was primarily due to a $382,000 increase in R&D spending on development of a next generation platform, lower institutional revenue and higher average sales and marketing headcount compared to Q1 FY 2020.

Net income was $535,000, or $0.06 per diluted share, compared to $1.0 million, or $0.12 per diluted share, in Q1 FY 2020. In Q1 FY 2021, income tax expense totaled $137,000, compared to an income tax expense of $374,000 in the same period of the prior year. During Q1 FY 2021, a discrete tax benefit of $39,000 was recognized as a result of the exercise of outstanding stock options.

Financial Condition

The Company’s balance sheet at September 30, 2020 included cash of $11.1 million, accounts receivable of $13.6 million, no debt, working capital of $25.8 million, and shareholders’ equity of $30.9 million.

Conference Call

Management will host a conference call on Tuesday, November 10, 2020 at 4:00 pm CT (5:00 pm ET) to discuss Q1 FY 2021 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)
●	(201) 493-6739 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/41298/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, makes, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “believe,” “intend,” “may,” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the Home Care distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Mike MacCourt, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	September 30, 2020	June 30, 2020
Assets	(Unaudited)
Current Assets
Cash	$11,143,181	$10,479,150
Accounts receivable (net of allowances for doubtful accounts of $45,000)	13,624,505	12,940,677
Contract assets	799,121	902,619
Inventories, net	3,065,043	3,084,620
Prepaid expenses and other current assets	487,361	353,318
Income tax receivable	218,225	262,155
Total current assets	29,337,436	28,022,539
Property and equipment, net	3,666,101	3,788,469
Finite-life intangible assets, net	626,747	598,389
Other assets	60,508	80,166
Deferred income taxes	700,000	755,000
Total assets	$34,390,792	$33,244,563

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$55,324	$72,328
Accounts payable	766,197	555,510
Accrued compensation	1,761,523	1,404,497
Warranty reserve	750,000	740,000
Other accrued liabilities	195,731	214,045
Total current liabilities	3,528,775	2,986,380
Other long-term liabilities	6,001	8,868
Total liabilities	3,534,776	2,995,248

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,606,180 and 8,567,834 shares issued and outstanding, respectively	86,062	85,678
Additional paid-in capital	16,551,189	16,480,134
Retained earnings	14,218,765	13,683,503
Total shareholders’ equity	30,856,016	30,249,315
Total liabilities and shareholders’ equity	$34,390,792	$33,244,563

Electromed, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,
	2020	2019
Net revenues	$8,004,171	$8,302,498
Cost of revenues	1,855,950	1,960,150
Gross profit	6,148,221	6,342,348

Operating expenses
Selling, general and administrative	5,004,179	4,894,806
Research and development	481,059	98,937
Total operating expenses	5,485,238	4,993,743
Operating income	662,983	1,348,605

Interest income, net	9,279	39,951
Net income before income taxes	672,262	1,388,556

Income tax expense	137,000	374,000
Net income	$535,262	$1,014,556

Income per share:
Basic	$0.06	$0.12
Diluted	$0.06	$0.12

Weighted-average common shares outstanding:
Basic	8,550,824	8,379,505
Diluted	8,964,937	8,651,891

Electromed, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended September 30,
	2020	2019
Cash Flows From Operating Activities
Net income	$535,262	$1,014,556
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	131,818	150,938
Amortization of finite-life intangible assets	31,609	29,963
Share-based compensation expense	191,103	209,954
Deferred income taxes	55,000	3,000
Loss on disposal of property and equipment	92	975
Changes in operating assets and liabilities:
Accounts receivable	(683,828)	41,299
Contract assets	103,498	(11,966)
Inventories	26,934	(118,519)
Prepaid expenses and other assets	(114,385)	(102,147)
Income tax receivable	43,930	(50,489)
Income tax payable	—	(288,511)
Accounts payable and accrued liabilities	500,917	(250,011)
Net cash provided by operating activities	821,950	629,042

Cash Flows From Investing Activities
Expenditures for property and equipment	(15,771)	(404,773)
Expenditures for finite-life intangible assets	(65,735)	(10,707)
Net cash used in investing activities	(81,506)	(415,480)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	—	13,040
Taxes paid on stock options exercised, net	(76,413)	—
Net cash provided by (used in) financing activities	(76,413)	13,040
Net increase in cash	664,031	226,602
Cash
Beginning of period	10,479,150	7,807,928
End of period	$11,143,181	$8,034,530